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EXHIBIT 99.1
                                        FHS Media Contact:     Lisa Haines
                                                               (818) 676-7912
                                                               lhaines@fhs.com

                                        FHS Investor Contact:  David Olson
                                                               (818) 676-6978
                                                               dolson@fhs.com

                                        HealthPLUS+            Mac Burt
                                                               (713) 522-0481


                      FHS TO SELL HOSPITALS TO HEALTHPLUS+

     LOS ANGELES, July 20, 1999 - Foundation Health Systems, Inc. (NYSE:FHS) today announced it has reached a definitive agreement to sell its two hospitals to HEALTHPLUS+ Corporation of Houston, Texas. Terms were not disclosed.

     The two hospitals are the 180-bed Memorial Hospital of Gardena in Gardena, Calif., and East Los Angeles Doctors Hospital, a 127-bed facility in the city of Los Angeles. FHS' Health Net and Vitalcare subsidiaries will maintain contractual arrangements with the hospitals following completion of the sale.

     "This is another important step forward in our strategic plan to focus on core health plan, specialty and government operations. We are very pleased to sell these facilities to an outstanding hospital operator who will continue to serve these Los Angeles-area communities," said Jay M. Gellert, president and chief executive officer of FHS.

     "We are excited about beginning this new relationship with the Gardena and East Los Angeles communities," said John Styles, chief executive officer of HEALTHPLUS+. "This acquisition presents a great opportunity to continue our business plan of working with physicians


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in care-giving partnerships that benefit the patients and the community."

     The hospitals were acquired by an FHS predecessor company, Foundation Health Corporation, in October 1992 as part of its acquisition of Century MediCorp, Inc., a Los Angeles-based health plan.

     Since early December 1998, FHS has made substantial progress in divesting non-core assets to better enable it to focus on core operations. In the past eight months the company has:

     - closed the sale of its workers' compensation risk based operations for $200 million, plus certain tax benefits and ongoing services arrangements;

     -    sold its call center to Access Health for $36 million;

     - closed the sale of certain of its pharmacy benefit management assets to Advance Paradigm for $70 million;

     -    reached a definitive agreement to sell its New Mexico health plan;

     - completed, or are under contract to complete, the sale of 13 care centers developed by a predecessor company to FHS;

     - closed the sale of its Louisiana, Oklahoma and Texas health plans to AmCareco;

     - closed the sale of its Preferred Health Network subsidiary to Beyond Benefits, Inc.; and,

     -    reached a definitive agreement to sell its Utah health plan.

     In addition, the company announced plans to close its service center in Pueblo, Colo.

         "We are very encouraged by the remarkable progress we have made in such a short time. We are today a company with strong core operations that have excellent future prospects," Gellert added.

         FHS is the nation's fourth-largest publicly traded managed health care company. Its mission is to enhance quality of life for its customers by offering products distinguished by their quality, service and affordability. The company's HMO, insured PPO and government contracts subsidiaries provide health benefits to more than six million individuals in 21 states through


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group, individual, Medicare risk, Medicaid and CHAMPUS programs. FHS subsidiaries also offer managed health care products related to behavioral health, dental, vision and prescription drugs, and offer managed health care product coordination for multi-region employers and administrative services for medical groups and self-funded benefits programs.

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